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                                                                    EXHIBIT 10.4


Tuesday 31 March 1999

SOCOL S.A.
Rue du Lac 24
1020 Renens, Switzerland
Attention: Mr. Benoit MARKWALDER

Dear Mr. B. Markwalder,

We have discussed the continuing relationship between Advanced Lumitech, Inc. and its affiliated, Lumitech S.A. (collectively, "Lumitech") and Socol, S.A., with respect to the ongoing development of the Lumitech luminescent substances and related technology, including the patented and proprietary Lumitech/Collet patents relating to such technology. Lumitech is grateful for the continuing support of Socol.

We also have discussed consideration for Socol's expected future contributions in the further development of Lumitech's technology and business. This will confirm our understanding that Lumitech will cause the issuance to Socol of 1,000,000 shares of the Common Stock of Advanced Lumitech, Inc. in consideration of Socol's contributions and efforts in the development of Lumitech's technology and know-how, and other consideration that will be described in a definitive agreement between Lumitech S.A. and Socol, S.A. that will, among other things, be governed by Swiss law and enforceable in a competent tribunal in Geneva, Switzerland.

You have acknowledged, and your execution of the enclosed counterpart of this letter in the place indicated below for your signature will confirm, that Socol has agreed to accept the delivery of the Initial Shares in full consideration for Socol's participation in and efforts in connection with the development of the Lumitech products and related technology and know-how, and that Socol does not have and disclaims any right or interest in or to Lumitech's Brightec products, the Lumitech/Collet patents, and the proprietary information and know-how relating to the same.

Sincerely,

Advanced Lumitech, Inc.
Lumitech, S.A.


By: /s/ Patrick Planche, C.E.O. and President


Acknowledge, agreed and confirmed this day of March 31, 1999.

Socol S.A.



By: /s/ Benoit Markwalder, C.E.O.             By: /s/ Aldo Delvecchio, President